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AN OPEN LETTER TO THE OMNIS COMMUNITY FROM TIM NEGRIS, CHAIRMAN AND CEO



Subject: State of the business at halftime

OMNIS executive and company reorganization

New pricing and contracts plan



Now that we are part way through the reconstruction of this great company, I'd like to bring all of you up to date on where we are, and where we are going in the near and longer term. It has been a dynamic period for the company, filled with many significant business events that we believe will contribute to our future success. It has also been a time of great challenge that the OMNIS team is working harder than ever to meet. OMNIS Software is regaining its vibrancy and I would like to share the details with you.

The most important thing we've learned over the past few months is that our current business model is not satisfying the needs of our customers and that it must be changed. We understand what must be done to make it easier to do business with us, as well as easier to make or save money using our products. There is a lot to this, including a stronger focus on TECHNICAL PRODUCT MARKETING AND PARTNER-ORIENTED SELLING. As the first step in this change, we will immediately restructure our corporate organization and our executive team accordingly.

During the first half of the reconstruction, we played with our pricing model to find the best value points across an increasingly complex product line. Many of you applauded a number of these moves, but also kindly pointed out some weaknesses in our strategy. As a result, the collaboration between the OMNIS team and a long list of partners and customers, I'm confident that our new pricing plan will meet a wider variety of your business needs. Allow me to share with you the pricing and the rationale behind it.


STATE OF THE BUSINESS


Currently, much attention has been focused on the financial state of the company including stock price, cash position and revenue projections. I must be circumspect in sharing the details on these subjects in such a forum as this, but I can give you an honest and accurate picture of what is basically a good, if complicated, business story.

Stock

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The last two quarters have included significant business announcements at
OMNIS. For example, the financially promising relationship with IBM, that ultimately frustrated OMNIS watchers by not bolstering the stock price for more than a few days. Furthermore, the recent 1-for-10 reverse stock split and the quarterly release of mixed financial results combined to weigh on the share price even more. Those results included good news; double digit revenue growth overall and 30% growth in product sales, and bad news; higher than expected marketing and consulting expense contributing to ongoing losses. The market in our stock cannot go unaffected by such a combination. In individual discussions with financial analysts, we are often told, "OK, you're growing again, now show us the money, as in profits!" We are working on it and making progress, but our stock is certainly a long-term play for experienced investors.

Cash

The healthy growth we have seen at OMNIS was not for free and it was not funded by any current profits. In other words, it took our cash position lower. The good news is that much of this is a non-recurring expense in marketing and new business development. We are now taking the necessary steps to enable continued growth and greater financial security through an improved cash position. Specifically, we have already raised a million dollars as the first part of a larger financial plan, that includes plans to raise several million more dollars by the end of the fiscal year. We have also begun a series of cost cutting innovations throughout the company that will enable us to focus new funds on new business, rather than operational expense. If all of this goes as planned, we believe we will be OK on cash until we are in the black, which we believe we will be in the middle of 1998.

Revenue Projections

We have had two good quarters of revenue growth. OMNIS Studio is starting to be adopted, partners with shrink-wrapped solutions are reporting very good growth in installed seats, and we have gained a number of new customers. We expect the rollout of our new server products to improve our revenue considerably by the end of the next fiscal year. We expect these products will raise our ASP and will provide a variety of service and annuity opportunities going forward.

In the short term, we are focusing on sales opportunities that yield rapid deployment of our existing embedded database technology, especially in the exploding fields of database publishing and digital content management. We have found a very good product fit in this area and we think that this can have some impact on revenue by the end of this fiscal year.

The outlook for the immediate quarter is mixed. In April, I stood before the OMNIS Underground and declared that we would be exiting parts of the consulting and services businesses that conflicted with our indirect channel partners. We have already taken a number of steps in this regard, but we are now at the point where we have to walk away from what has been a very reliable revenue stream. In addition, we are shifting away from a proactive strategy of moving the OMNIS 7 installed applications base to OMNIS Studio as a means of growing revenue and focusing, instead of feeding the growth of new applications with the new products. These are the right things to do but they will cost us something


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short-term.

In summary, the overall state of the business, while not without its challenges, is improving and we remain optimistic about our chances for full recovery and future success.

OMNIS EXECUTIVE AND COMPANY REORGANIZATION

As we change our business model, it is only natural that the structure of our organization and the composition of our executive team should change as well. As a part of the strategy I outlined some time ago, the OMNIS business model is moving from a focus on image marketing and direct corporate account selling, to product marketing and indirect channel selling.

The world in which we have been living as a company required the rare sales and marketing skills exemplified by people who have been outstanding members of the executive team for many months. It was these individuals who helped us find the problems in our business and define the strategies for dealing with them. They have played a big role in resetting the company direction. Last Friday, we made the unfortunate, but necessary decision to let go a number of valued employees. While a difficult decision, we feel it was an essential step to make OMNIS a profitable company.

The world in which we will be living is very different from where we have been. It is a world where the lines between Engineering, Marketing, and Sales get very blurry. A world where lean, flat, adaptable organizations focused on solving very specific problems are successful. Thus, we are reorganizing OMNIS into a new structure to make this strategic shift complete. With our sincere gratitude and good wishes, Peter Mork and Pat McEntee are leaving the company to pursue other opportunities and to make way for a new and very different organizational structure.

I am pleased to announce the promotion of Marc Ferrie from VP of Engineering to President of OMNIS. In addition to being a world-class engineering executive, Marc is also an outstanding operational professional and with experience in many aspects of the international software tools and database business. I think you will find his direct style refreshing, his intelligence inspiring, and his responsiveness satisfying. Please join me in welcoming Marc to this new expanded role and give to him the kind of help and support I have enjoyed from you for the past year.

Marc will be restructuring most of the company into two functional units, one for Products and the other for Distribution. I will not steal Marc's thunder, as I am sure that he would rather explain the details to you himself in the near future. Broadly though, the OMNIS Product unit will have complete responsibility for defining, building, packaging, and pricing OMNIS products. The Distribution unit will combine sales, marketing, channel management, and services into a single organization. This restructuring will bring about improved efficiency for OMNIS and improved quality of products and services for our customers. More on this to come real soon.


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NEW PRICING


The following is a general outline of the new OMNIS product pricing. There are a number of important changes, some being in direct response to customer and partner input, and others as part of our overall business strategy. I will not take the space here to define the pricing to the level of price breakpoints and specific product numbers, but you will see a more formal price card in the next few weeks. For now, I would like to give you the basic numbers and share with you our thinking on each point.


UNLESS OTHERWISE NOTED, ALL PRICES APPLY TO OMNIS 7 AND OMNIS STUDIO PRODUCT LINES.


OMNIS DATAPLAYER


Read-only OMNIS native database single instance deployment license.

Target: Data publishing and distribution.


BASE QUANTITY PRICE: $15/UNIT

(Royalties-based pricing will be available on larger quantity purchases.)


OMNIS DESKTOP DATABASE

Full-use OMNIS native database workstation deployment license for named individual users.

Target: Mobile workforce and telecommuting applications.

BASE QUANTITY PRICE: $30/USER


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OMNIS Shared Database


Full-use OMNIS native database file server deployment license for concurrent users.


Target: Workgroup, departmental, and small business applications.


BASE QUANTITY PRICE: $60/USER

OMNIS 7 TO OMNIS STUDIO CONVERSION


Per-user license for the conversion of databases, runtime, and library files for currently installed OMNIS 7-based applications to OMNIS Studio.

Target: Add new Studio features to installed applications.


BASE QUANTITY PRICE: $25/USER, NAMED OR CONCURRENT



There are additional pricing issues on the table, such as Run-time and DAM deployment licensing, but unfortunately we have run out of time to address them this quarter. For now, all other pricing will remain as it is, but don't let it break a deal. We are anxious to work directly with active partners to make business happen.


CONCLUSION


I hope what I have shared with you is helpful in resolving your continued support for this company and its technology. We have seen good results from virtually all of the new things we have implemented as part of this ongoing reinvention of the company. We will continue to change and evolve, making modest improvements with each step. I know that your expectations of us are quite high, given the difficulty of what must be done. I would never tell you to lower your expectations, but I ask you to be patient as we keep things moving in the right direction, and share with us your comments as it is you we are trying to make successful.


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Regards and good wishes,



Tim Negris

Chairman and CEO

OMNIS Technology Corporation


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